Exhibit 99.1

Bank of South Carolina Corporation

P.O. Box 538

Charleston, SC 29402

April 12, 2022

Bank of South Carolina Corporation Announces First Quarter Earnings

CHARLESTON, S.C., -- The Bank of South Carolina Corporation (Nasdaq: BKSC) announced unaudited earnings of $1,464,106 or $0.26 and $0.26 basic and diluted earnings per share, respectively, for the quarter ended March 31, 2022 – a decrease of 19.11% from earnings for the quarter ended March 31, 2021 of $1,810,075, or $0.33 and $0.32 basic and diluted earnings per share. Annualized returns on average assets and average equity for the three months ended March 31, 2022 were 0.88% and 11.24%, respectively, compared with March 31, 2021 annualized returns on average assets and average equity of 1.37% and 13.26%, respectively.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, “Less fee income from mortgage activity, diminishing fees from the PPP program, and razor thin margins have adversely impacted our first quarter bottom line. In spite of a changing rate environment and 40-year high inflation, loan demand seems to be improving and our reserve for loan losses is strong. Much of this has been anticipated, and we budgeted for the first quarter accordingly. Our challenge moving forward remains to deploy our excess liquidity into higher yielding assets. With recent Federal Reserve announcements, we believe higher rates are to be anticipated, which should improve our yield on loans, daily liquidity, and the reinvestment of maturing securities in our portfolio. We are pleased to be ahead of our profit plan to date.”

The following table shows the balance sheet and income statement highlights:

	(Unaudited) March 31,	(Unaudited) March 31,
	2022	2021
Common stock shares outstanding	5,550,476	5,524,616
Book value per share	$8.10	$9.60
Total assets	$664,993,337	$554,099,360

Three Months Ended

Net income	$1,464,106	$1,810,075

Basic earnings per share	$0.26	$0.33
Diluted earnings per share	$0.26	$0.32

Weighted average shares outstanding:
Basic	5,544,546	5,521,707
Diluted	5,688,619	5,685,151

About Bank of South Carolina Corporation

The Bank of South Carolina Corporation is the holding company of The Bank of South Carolina (“The Bank”). The Bank is a South Carolina state-chartered bank with offices in Charleston, North Charleston, Summerville, Mt. Pleasant, and the West Ashley community and has been in continuous operation since 1987. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol “BKSC”.

For additional information, contact:

Eugene H. Walpole, IV

Executive Vice President and Chief Financial Officer

(843) 724-1500